PRICING SUPPLEMENT (To Prospectus Supplement dated January 5, 2006 and Prospectus dated January 3, 2006)	Filed pursuant to Rule 424(b)(3) Registration No. 333-121363
KfW, Frankfurt/Main, Federal Republic of Germany
USD 100,000,000 Floating Rate Notes due February 1, 2007
CUSIP 48245AAA9
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds,
	Public(1)	Commissions	before expenses
			to KfW

Per Note	100%	0%	USD 1,000
Total	100%	0%	USD 100,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer expects to deliver the notes to investors on or about February 1, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

LEHMAN BROTHERS INC.
January 27, 2006

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated January 5, 2006 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated January 3, 2006 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS
Dated JANUARY 27, 2006

Issuer: KfW	Title of Securities: USD 100,000,000 Floating Rate Notes due February 1, 2007

Aggregate Principal Amount: U.S.$100,000,000	Maturity Date: February 1, 2007

Original Issue Date: February 1, 2006	Initial Interest Rate: None

Interest Commencement Date: February 1, 2006	First Interest Payment Date: March 1, 2006

Final Redemption Price: 100.0%

Indexed Notes: N/A
      Details: ___
Type of Floating Rate Note:
     ☒ Regular Floating Rate
     ☐ Floating Rate/Fixed Rate
          Fixed Rate Commencement Date: ___
     ☐ Fixed Rate/Floating Rate
          Fixed Interest Rate:
          Floating Rate Commencement Date: ___
     ☐ Inverse Floating Rate
     ☐ Other: ___
Interest Rate Basis/Bases:
     ☐ CD Rate
     ☒ CMT Rate: 1-Year US dollar Constant Maturity US Treasury yield index
          ☒ CMT Moneyline Telerate Page 7051
          ☐ CMT Moneyline Telerate Page 7052
               ☐ Weekly Average
               ☐ Monthly Average
     ☐ Commercial Paper Rate
     ☐ Eleventh District Cost of Funds Rate
     ☐ Federal Funds Rate
     ☐ LIBOR
          LIBOR Currency (if not U.S. dollars): ___
          LIBOR Moneyline Telerate Page: ___
          LIBOR Reuters Screen Page: ___
     ☐ Prime Rate
     ☐ Treasury Rate: ___
     ☐ Other: ___

Spread: + 14 bps	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: 1 year
Interest Reset Period:

☐ daily ☐ quarterly	☐ weekly ☐ semi-annually	☒ monthly ☐ annually
Interest Reset Date(s): The first calendar day of each of the 12 calendar months, commencing February 1, 2006
Interest Determination Date(s): Two New York business days prior to the applicable Interest Reset Date
Interest Calculation Date(s): As provided in §3(F)(1) of the Conditions (unless otherwise specified)
     Calculation Agent:
          ☐ Deutsche Bank Trust Company Americas
          ☒ Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The first day of the following
     ☒ Each of the 12 calendar months in each year, commencing March 1, 2006
     ☐ Each March, June, September and December in each year:
     Each of the following two calendar months in each year: ___
     The following calendar month in each year: ___
Redemption: ☐ Yes     ☒ No
     Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): ___
     Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): ___
     Minimum Redemption Notice Period: ___
     Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): ___
Repayment: ☐ Yes     ☒ No
     Repayment Date(s): ___
     Minimum Repayment Notice Period: ___
     Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): ___
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
     Payments of principal and any premium: ___
     Payments of interest: ___
     Authorized Denomination: U.S.$1,000
     Exchange Rate Agent: ___
Original Issue Discount Note (“OID”): ☐ Yes     ☒ No
     Total Amount of OID: ___
     Yield to Maturity: ___
     Initial Accrual Period OID: ___
Other Terms of Notes:
     Day Count Convention: Actual/Actual ISDA (as per §3(F)(3)(b) of the Conditions)
     Business Day Convention: Following New York business day (as per §3(B) of the Conditions with respect to Interest Reset Dates and §3(E) with respect to Interest Payment Dates)

Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.